Exhibit 6.1

BROKER-DEALER SELLING AGREEMENT

This Broker-Dealer Selling Agreement (this “Agreement”) is made and entered into as of June __, 2017 by and between JumpStart Securities, LLC (“JumpStart”, “us, “our”, or “we”) and Duke Robotics, Inc., (“Issuer”, “you” or “your”).

Whereas, JumpStart is a registered broker-dealer providing capital markets, compliance, and other services for market participants, including issuers conducting offerings of securities pursuant to SEC rules in compliance with the Securities Act of 1933 (the “Act”); including, but not limited to exemptions such as 506(b), 506(c), Reg S and Reg A. In servicing this market JumpStart has created and maintains proprietary tools and technology, negotiated third-party integrations, and has developed operational services, including limited customer service and compliance, all in an effort to provide certain back-end tools and specific compliance services to issuers raising capital (the “Service”); and,

Whereas, Issuer is undertaking a capital raising effort pursuant to SEC and state regulations (“Offering”); and,

Whereas Issuer recognizes the benefit of having JumpStart act as the broker-dealer of record (the “Securities Intermediary”) for investors in its Offering, Issuer desires to retain JumpStart and JumpStart desires to be retained by Issuer pursuant to the terms and conditions set forth herein; and,

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       Retention:

a.       Issuer hereby engages and retains JumpStart, and JumpStart shall perform the “Services” set forth in Section 2 below during the Offering period, commencing on the date hereof and until the earlier of the completion or cancellation of the Offering or the termination of this Agreement as provided herein. JumpStart hereby accepts such retention and shall perform for Issuer the duties described herein.

b.       JumpStart shall serve as the broker-dealer of record for those referred investors participating in the Offering, being conducted directly by Issuer on a best efforts basis pursuant to the Securities Act of 1933 and to render such services to the Issuer as is consistent with the services it generally provides.

c.       Issuer agrees to provide JumpStart with due diligence materials as it reasonably requests.

d.       For this Agreement, JumpStart will not advise Issuer with the Offering, and will accept the Offering terms and structure as determined solely and exclusively by Issuer and its advisers in meeting its capital needs. Issuer will provide JumpStart with the Offering materials and disclosures, including the investor subscription agreement and the Offering memorandum/private placement memorandum (if any). Under no circumstances shall any communication, whether oral, written or otherwise, be construed or relied on by Issuer as advice from JumpStart. Issuer unequivocally agrees that JumpStart does not, will not, and has not at any time provided any securities, securities offering, legal or accounting advice to Issuer, and that any communications related to the Offering and to Issuers business in general are deemed to be casual conversation, and Issuer represents that it will only rely on the advice of its securities attorney(s) and CPA(s).

e.       JumpStart will process potential investors, including but not limited to running reasonable background checks for anti-money laundering and PATRIOT Act purposes (“AML”), as well as comply with Know Your Customer (“KYC”) rules.

2.       Services:

a.       JumpStart Securities Responsibilities — JumpStart agrees to:

i.       Accept investor referrals from Issuer in electronic format as well as via other means as is appropriate from time to time;

ii.       Review investor information, including KYC data, perform AML checks, and determine, in our sole and absolute discretion, whether or not to accept any given investor as a customer of JumpStart;

iii.       Review the subscription agreement the investor is entering into to confirm their participation in the Offering and determine, in our sole and absolute discretion, whether or not to accept the use of the subscription agreement for the investors participation;

iv.       Contact the investor if needed to gather additional information or clarification;

v.       Contact Issuer and/or Issuer’s agents if needed to gather additional information or clarification;

vi.      Warrant that we are properly licensed to conduct securities business in the state of the investors residence;

vii.     Warrant that we are an SEC registered, FINRA member, SIPC insured firm in good standing and licensed to conduct securities business;

viii.    Warrant that our personnel who execute and process the transaction are appropriately licensed securities representatives and/or principals, as required by regulations for the business being conducted;

ix.      Not compensate any unregistered person with any fees based upon the amount or success of any investment in the Offering;

x.       Provide customers with email confirmations relating to the Offering and their participation in it;

xi.       Provide Issuer with prompt notice for investors and/or transactions we decline to accept;

xii.      Maintain files and records as required by SEC Rules 17a-3 and 17a-4;

xiii.     Not solicit or sell investors any other services or investment products;

xiv.    Not provide any investment advice nor any investment recommendations to any investor (declining to accept a transaction is not considered investment advice or a recommendation for purposes of this Agreement);

xvi.    Keep investor details and data confidential and not disclose to any third-party except as required by regulators, by law or in our performance under this Agreement (e.g. as needed for AML).

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b.       Issuer Responsibilities — Issuer agrees to:

i.       Refer investors, at its sole and arbitrary discretion, to become customers of JumpStart Securities;

ii.       Internally and operationally develop programs and policies to give effect to this objective;

iii.       Educate and orientate all Issuer staff on the purposes and goals of this Agreement;

iv.       Ensure investors understand they are making a “self-directed” decision, and provide JumpStart with all KYC details and data that we reasonably request and require to meet our regulatory mandated responsibilities and as needed pursuant to our operating policies and procedures;

v.       Immediately, but not later than within 24 hours, notify JumpStart with details of any notices, requests, complaints or actions of or by any regulators, law enforcement, investors, trade associations or legal counsel regarding the Offering;

vii.     Ensure non-accredited investors do not exceed their permitted limits when participating in a Reg A, Tier 2 offering;

vi.      Ensure that you and your staff understand that you, as Issuer, will generally have a direct relationship with your investors;

vii.     Establish an escrow account in compliance with SEC Rule 15c2-4 using the services of JumpStart and its choice of escrow partner(s), if any;

viii.    Not compensate any unregistered person directly or indirectly with any fees, commissions or other consideration based upon the amount, sale of securities or success of an Offering;

ix.      Include language in your investor offering circular and subscription agreement, which discloses that Issuer is paying success and other broker-related fees in the Offering, some of which will be paid out of escrow against net funds due to the issuer upon any closing;

c.       Issuer represents that it will ensure the marketing and promotional activities it engages in, as related to the Offering, are balanced and in compliance with all SEC rules and regulatory guidance, as well as industry best practices. (e.g. “general solicitation” is permitted in 506(c) and Reg A offerings, but not in 506(b) offerings.) In no event will Issuer or its agents provide “advice” or make securities recommendations to any investor (JumpStart recognizes that Issuer may employ general solicitation, which is permitted by law in specific offerings and Issuer agrees to comply with the requirements of law when engaging in general solicitation for its Offering). Issuer will not compensate any person for directly selling securities unless such person is associated with a FINRA member broker-dealer and is appropriately registered with both the SEC and the state(s) in which the investors reside.

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3.       Compensation: For services provided under this Agreement, the terms and payments shall be:

a.       Non-Contingent Fees: Non-contingent fees are those incurred after the commencement of the offering, which are not conditional upon a specific amount being invested or raised, or the successful closing of the Offering or any other event and are payable to Jumpstart regardless of result. All Fees payable to Jumpstart are Non-Contingent Fees (other than those fees specifically identified in this Agreement as “contingent” fees per section 3.b. below) and are payable to Jumpstart regardless of result. Non-contingent fees are generally charged to Issuer at the time of the service is requested (not completed or acted upon) and are non-refundable. Our non-contingent fees for this offering are as follows:

(i) Anti-Money Laundering (AML) Review:

(a) US Individual - $2;

(b) US Entity - $5

(c) CA/UK individual - $5

(d) CA/US Entity - $75

(e) International Individual - $60

(f) International Entity - $75

AML provides identity verification and other PATRIOT Act compliant BSA checks. This also includes automated exception handling and email notifications to investors but does not include manual processing. Such AML review fees will only be triggered upon a submission of a subscription for investment in the Offering.

b.       Success Fees: Success fees are charged when an individual investor enters a securities transaction (“ticket” or “trade”), and are not based upon the entire gross amount of Issuer Offering. Success fees will only be considered earned by, and due and payable to Jumpstart when an investor for whom Jumpstart is serving as a broker-dealer in an Offering is sold securities in the Offering. Unlike Non-Contingent Fees described in section 3a above, Success Fees are “contingent” upon the successful closing of the Offering (meaning that at least the minimum amount identified in the offering memorandum or other offering document is raised or closes) Success Fees are payable to Jumpstart by Issuer out of the escrow account (and are subtracted against amounts in escrow due to Issuer before proceeds are delivered to Issuer by the escrow agent for successfully closed Offerings, whether partial or complete). In the event that these fees are not remitted from escrow, whether by error of the escrow agent or any other reason, then Issuer agrees to immediately remit fees due to Jumpstart by ACH debit from its bank account or by wire. Our fee for this offering (the “Fee Schedule”) is as follows:

(i)       3.75% on all capital raised up to $5.0M, and

(ii)      4.00% on all capital raised between $5.0 M to $10.0M, and

(iii)     4.25% on all capital raised between $10.0M to $15M.

c.       Exceptions: Fees may be negotiated on a case-by-case basis with JumpStart Securities principals and agreements must be evidenced in writing. For these purposes, an email from JumpStart to Issuer will constitute sufficient evidence of an alteration of the Fee Schedule. Any negotiated alteration to the Fee Schedule is considered to be a specific, one-time exception to the Fee Schedule above and shall not be interpreted to be, or constitute an amendment or general waiver of the Fee Schedule or other terms of this Agreement unless specifically set forth by JumpStart in writing. For the avoidance of doubt, JumpStart has agreed to pay certain fees on behalf of Issuer for such services. Such fees include: (i) up to $1,000 for accounting fees charged by Prime Trust, LLC, (ii) up to $500 for ACH exception fees charged by Prime Trust, LLC, (iii) up to $4,000 for Reconciliation & Cash Management fees charged by Prime Trust, LLC, and (iv) up to $5,000 for set up fees charged by FundAmerica.

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d.       Expenses: Issuer shall reimburse JumpStart for any out-of-pocket expenses incurred by us in relation to services we provide under this Agreement. Any individual expense in excess of $50 shall require the prior written approval of an agent of Issuer, with email considered an acceptable form of writing. Such expenses are non-contingent and due and payable to JumpStart at the time they are incurred.

e.       Payment Terms: JumpStart will generally charge non-contingent fees directly to Issuer’s bank account via ACH-debit. Contingent fees are due upon any sale of securities to investors and will be paid directly out of escrow at each closing, and Issuer hereby irrevocably authorizes JumpStart to deduct from escrow any and all unpaid fees, including both contingent and non-contingent fees. Issuer further irrevocably authorizes JumpStart to deduct non-contingent fees directly from Issuer’s bank account via ACH-debit. Issuer will be responsible to pay contingent fees due hereunder. JumpStart shall maintain the blotters, books and records of business transacted and amounts due to JumpStart thereunder. The parties shall have the reasonable right to obtain documentation concerning the details of the payments due.

f.       Syndication/Selling Partners: In the event that Issuer, either directly or through JumpStart, enters into selling agreements with any other broker-dealer(s) then JumpStart may charge Issuer for fees due to other parties in accordance with “e” above so that JumpStart may remit applicable fees to those parties as needed. Issuer acknowledges and unequivocally agrees that JumpStart may have fee-sharing agreements with such syndication partners, which in no way affect the compensation that is due to JumpStart under this Agreement. In no event shall fee-sharing arrangements with syndication partners be interpreted to mean that JumpStart is underwriting or leading the Offering, as JumpStart does not provide these services. Rather, the fee sharing arrangement is connected with bookkeeping and remittance services provided by JumpStart for Issuer’s convenience.

g.       Cap on Fees and Expenses. JumpStart and the Issuer consent and agree that in no event shall the aggregate fees and expenses, including any non-contingent fees and success fees, charged to the Issuer with respect to this Agreement exceed $600,000 in success fees and $10,000 in non-contingent fees.

4.       Non-Exclusivity, No Underwriting: JumpStart Securities is not underwriting this Offering. Issuer may, in its sole discretion, offer the opportunity to any broker-dealer(s) to participate in the syndicate and compensate them for selling, advisory, underwriting and other services. This Agreement is otherwise non-exclusive and shall not be construed to prevent either party from engaging in any business activities.

5.       Limited License of Trademarks: During the term of this Agreement, Issuer has the option to generally use JumpStart’s name, logo and trademarks on its website and other marketing materials to disclose that JumpStart is acting as a registered broker-dealer intermediary, so long as the use of JumpStart’s name, logo or trademarks cannot be construed hat the Offering or any transaction is endorsed, recommended, or vetted by JumpStart, or that Issuer or its agents are authorized to act as a securities agent or a representative of JumpStart. Furthermore, it is agreed that JumpStart and Issuer each, in perpetuity, have the option to use the name and logo of one another in disclosing the existence of this business relationship.

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6.       Independent Contractor: It is agreed that JumpStart and Issuer are independent contractors for the business and services provided hereunder. Under no circumstances shall this Agreement be deemed to imply or infer that Issuer and JumpStart have anything other than an arm’s length and independent relationship. Both JumpStart and Issuer shall be individually responsible and liable for their own respective federal, state, local and other taxes or fees, as well as all costs associated with their businesses.

7.       Term and Termination: This Agreement is effective beginning with the date set forth above, and unless terminated shall continue for as long as the Offering remains open and active.

a.       Either Party may terminate their participation in this Agreement without cause by giving 30 days written, email notice to the other at any time. Such termination shall only affect future business and not apply to transactions or other business conducted prior to the date of termination.

b.       In the event of any termination, unless such termination is for cause (including any regulatory actions or investigations, or complaints filed by investors or persons associated with the issuer or the Offering) the parties shall cease referring and processing investors.

8.       Mutual Indemnification: The Parties hereby agree to mutually indemnify, hold harmless and defend the other from and against any and all expenses, costs, judgments, awards, damages, or liabilities (including reasonable costs and attorney fees) whatsoever arising or occasioned wholly or in part from the business activities undertaken pursuant to this Agreement.

9.       Confidentiality and Mutual Non-Disclosure: It is acknowledged that in the performance of this Agreement each party may become aware of and/or in possession of confidential, non-public information of the other party. Except as necessary in this Agreement’s performance, or as authorized in writing by a Party or by law, the Parties (and their affiliated persons) shall not disclose or make use of such non-public information. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government official or entities from obtaining, reviewing, and auditing any information, records, or data. Issuer acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require JumpStart to maintain copies of practically all data, including communications and Offering materials, regardless of any termination of this Agreement. Notwithstanding the foregoing, information which is, or was, in the public domain (including having been published on the internet) is not subject to this section.

10.     Notices: All notices given pursuant to this Agreement shall be in writing and sent via email to:

●        JumpStart Securities, LLC: jonathan@jumpstartsecurities.com

●        Duke Robotics, Inc.: razi@dukeroboticsys.com

11.     Binding Arbitration, Applicable Law and Venue, Attorneys Fees: This Agreement is governed by, and will be interpreted and enforced in accordance with the regulations of the SEC and FINRA, and laws of the State of New York, without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, pursuant to the rules of the Financial Industry Regulatory Authority (“FINRA”), with venue in New York City, New York. Each of the parties hereby consents to this method of dispute resolution, as well as jurisdiction, and waives any right it may have to object to either the method, venue or jurisdiction for such claim or dispute. Any award an arbitrator makes will be final and binding on all parties and judgment on it may be entered in any court having jurisdiction. Furthermore, the prevailing party shall be entitled to recover damages plus reasonable attorney’s fees.

12.     Entire Agreement, Amendment, Severability and Force Majeure: This Agreement contains the entire agreement between Issuer and JumpStart regarding this Selling Agreement. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Furthermore, no party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of regulators, acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement cannot be amended orally.

13.     SUBSTITUTE FORM W–9 — TAXPAYER IDENTIFICATION NUMBER CERTIFICATION:

Section 6109 of the Internal Revenue Code requires us to provide you with our Taxpayer Identification Numbers (TIN).

Company Name:	Duke Robotics, Inc.

Tax Identification Number:	81-3524570

Company Name:	JumpStart Securities, LLC

Contact:	Jonathan Self

Address:	3455 Peachtree Road, NE 5th Floor Atlanta, GA 30326

Tax ID Number (EIN):	274112347

☒	We are exempt from backup withholding.

Under penalties of perjury, JumpStart Securities hereby certifies that the number shown above is our correct taxpayer identification number, that we are not subject to backup withholding, and that we are a U.S. person.

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14.     Electronic Signature and Communications Notice and Consent: Digital (“electronic”) signatures, often referred to as an “e-signature”, enable paperless contracts and help speed up business transactions. The 2001 E-Sign Act was meant to ease the adoption of electronic signatures. The mechanics of this Agreements’ electronic signature include your signing this Agreement below by typing in your name, with the underlying software recording your IP address, your browser identification, the timestamp, and a securities hash within an SSL encrypted environment. This electronically signed Agreement will be available to both Issuer and JumpStart, as well as any associated third-party service providers so they can access and copy it at any time, and it will be stored and accessible on JumpStart Securities Service. Issuer and JumpStart hereby consent and agree that electronically signing this Agreement constitutes each parties signature, acceptance and agreement as if actually signed in writing. Further, all parties agree that no certification authority or other third party verification is necessary to validate any electronic signature; and that the lack of such certification or third party verification will not in any way affect the enforceability of their signature or resulting contract between Issuer and JumpStart. Each party understands and agrees that their e-signature executed in conjunction with the electronic submission of this Agreement shall be legally binding and such transaction shall be considered authorized by them. Each party agrees that their electronic signature is the legal equivalent of their manual signature on this Agreement consents to be legally bound by this Agreement’s terms and conditions. Furthermore, Issuer and JumpStart hereby agree that all current and future notices, confirmations and other communications regarding this Agreement specifically, and future communications in general between the parties, may be made by email, sent to the email addresses of record as set forth above, or as otherwise from time to time is changed or updated and disclosed to the other party, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipients spam filters by the recipients email service provider, or due to a recipients change of address, or due to technology issues by the recipient’s service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. No physical, paper documents will be sent to Issuer, and if you desire physical documents then you agree to be satisfied by directly and personally printing, at your own expense, the electronically sent communication(s) and maintaining such physical records in any manner or form that you desire.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

Duke Robotics, Inc., as Issuer

Name	Raziel Atuar
Email	razi@dukeroboticsys.com
Company	Duke Robotics, Inc.
Title	CEO

JumpStart Securities, LLC

Name	Jonathan Self
Email	jonathan@jumpstartsecurities.com
Company	JumpStart Securities, LLC
Title	CEO

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